KINGSWAY ANNOUNCES FIRST QUARTER 2015 RESULTS

Toronto, Ontario (April 30, 2015) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the first quarter ended March 31, 2015. All amounts are in U.S. dollars unless indicated otherwise.

Management Comments
"Last year put us on a path to start realizing the benefits from actions taken by us during the past several years," stated Larry G. Swets, Jr., the Company's President and Chief Executive Officer. "The buy-back of the Management Services Agreement from 1347 Property Insurance Holdings, Inc. is a good example of the type of outcome we look to achieve with our value-building philosophy."

Operating Results
The Company reported net income of $3.4 million in the first quarter of 2015 compared to net loss of $1.0 million in the first quarter of 2014.
Following are highlights of Kingsway’s first quarter of 2015:

•	Insurance Underwriting segment operating income was $0.3 million for the first quarter of 2015 compared to $0.3 million for the first quarter of 2014.

•	Insurance Services segment operating loss was $0.2 million for the first quarter of 2015 compared to $0.2 million for the first quarter of 2014.

•	Net investment income of $1.3 million was reported in the first quarter of 2015, compared to $0.4 million in the first quarter of 2014.

•	Net income not allocated to any segment was $0.6 million in the first quarter of 2015 compared to net loss of $3.2 million in the first quarter of 2014.

•	Income from discontinued operations, net of taxes, was $1.4 million in the first quarter of 2015 compared to $1.7 million in the first quarter of 2014.

•	Adjusted operating income was $7.3 million in the first quarter of 2015 compared with $0.6 million in the first quarter of 2014.

•
Book value has increased to $2.29 per share at March 31, 2015 from $2.12 per share at December 31, 2014. The Company also carries a valuation allowance, in the amount of $14.54 per share at March 31, 2015, against the deferred tax asset, primarily related to its loss carryforwards.

The following events have occurred since December 31, 2014:

•
The Company terminated the Management Services Agreement that had been in place with its former subsidiary, 1347 Property Insurance Holdings, Inc. As a result of the termination, the Company recorded a gain of $6.0 million during the first quarter of 2015, which is included in net income not allocated to any segment.

•
On April 1, 2015, the Company closed on the sale of its subsidiary, Assigned Risk Solutions Ltd. ("ARS"). As a result, ARS, previously disclosed as part of the Insurance Services segment, has been classified as a discontinued operation at March 31, 2015. The Company will record the gain on disposal of ARS during the second quarter of 2015.

•
On April 30, 2015, the Company distributed its Annual Letter to Shareholders. For a current review of the Company and a discussion of our plan to create and sustain long-term shareholder value, we invite you to review our Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kfs2014.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2015	2014
Revenues:
Net premiums earned	$29,030	$31,920
Service fee and commission income	5,398	6,065
Net investment income	1,313	413
Net realized gains	—	39
Other-than-temporary impairment loss	(10)	—
Other income	7,965	2,058
Total revenues	43,696	40,495
Expenses:
Loss and loss adjustment expenses	21,953	21,061
Commissions and premium taxes	5,747	6,553
Cost of services sold	663	856
General and administrative expenses	11,561	11,904
Restructuring expense	15	20
Interest expense	1,391	1,433
Amortization of intangible assets	317	414
Contingent consideration expense	144	267
Total expenses	41,791	42,508
Income (loss) from continuing operations before gain on change in fair value of debt, loss on disposal of subsidiary, equity in net loss of investee and income tax expense	1,905	(2,013)
Gain on change in fair value of debt	261	563
Loss on disposal of subsidiary	—	(1,242)
Equity in net loss of investee	(136)	—
Income (loss) from continuing operations before income tax expense	2,030	(2,692)
Income tax expense	22	60
Income (loss) from continuing operations	2,008	(2,752)
Income from discontinued operations, net of taxes	1,426	1,746
Net income (loss)	3,434	(1,006)
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	1,224	653
Less: dividends on preferred stock	81	53
Net income (loss) attributable to common shareholders	$2,129	$(1,712)
Earnings (loss) per share - continuing operations:
Basic:	$0.04	$(0.21)
Diluted:	$0.03	$(0.21)
Earnings per share - discontinued operations:
Basic:	$0.07	$0.11
Diluted:	$0.07	$0.11
Earnings (loss) per share – net income (loss) attributable to common shareholders:
Basic:	$0.11	$(0.10)
Diluted:	$0.10	$(0.10)
Weighted average shares outstanding (in ‘000s):
Basic:	19,710	16,430
Diluted:	21,149	16,430

Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $58,432 and $56,000, respectively)	$58,812	$56,195
Equity investments, at fair value (cost of $21,968 and $16,579, respectively)	24,635	19,618
Limited liability investments	11,098	7,294
Other investments, at cost which approximates fair value	3,551	3,576
Short-term investments, at cost which approximates fair value	400	400
Total investments	98,496	87,083
Cash and cash equivalents	63,566	71,234
Investment in investee	1,975	2,115
Accrued investment income	805	141
Premiums receivable, net of allowance for doubtful accounts of $260 and $1,889, respectively	33,971	28,885
Service fee receivable, net of allowance for doubtful accounts of $247 and $247, respectively	734	964
Other receivables, net of allowance for doubtful accounts of $806 and $806, respectively	5,214	5,145
Reinsurance recoverable	3,247	3,652
Prepaid reinsurance premiums	134	8
Deferred acquisition costs, net	13,203	12,197
Income taxes recoverable	54	74
Property and equipment, net of accumulated depreciation of $12,099 and $15,751, respectively	5,851	5,975
Goodwill	10,078	10,078
Intangible assets, net of accumulated amortization of $5,082 and $4,765, respectively	15,663	15,980
Other assets	3,341	3,638
Assets held for sale	54,200	54,553
Total Assets	$310,532	$301,722
Liabilities and Shareholders' Equity

Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$59,522	$63,895
Vehicle service agreements	2,975	2,975
Total unpaid loss and loss adjustment expenses	62,497	66,870
Unearned premiums	42,565	36,432
Reinsurance payable	785	525
LROC preferred units, at fair value	12,473	13,618
Subordinated debt, at fair value	41,543	40,659
Deferred income tax liability	2,859	2,837
Deferred service fees	34,452	35,096
Accrued expenses and other liabilities	41,255	35,836
Liabilities held for sale	20,537	21,653
Total Liabilities	258,966	253,526

Class A preferred stock, no par value; unlimited number authorized; 262,876 and 262,876 issued and outstanding at March 31, 2015 and December 31, 2014, respectively	6,360	6,330

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 19,709,706 and 19,709,706 issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	341,045	340,844
Accumulated deficit	(309,923)	(312,050)
Accumulated other comprehensive income	8,755	8,670
Shareholders' equity attributable to common shareholders	39,877	37,464
Noncontrolling interests in consolidated subsidiaries	5,329	4,402
Total Shareholders' Equity	45,206	41,866
Total Liabilities and Shareholders' Equity	$310,532	$301,722

Non-U.S. GAAP Financial Measures
Segment Operating Income

Segment operating income represents one measure of the pretax profitability of Kingsway’s segments and is derived by subtracting direct segment expenses from direct segment revenues. Please refer to the section entitled “Non-U.S. GAAP Financial Measures” in the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a detailed description of this non-U.S. GAAP measure.
Adjusted Operating Income

Adjusted operating income represents another measure used by the Company to assess the profitability of the Company’s segments, its passive investment portfolio and its merchant banking activities. Adjusted operating income is comprised of segment operating income as well as net investment income, net realized gains, other-than-temporary impairment loss, equity in net loss of investee and net revenues of 1347 Advisors. A reconciliation of segment operating income and adjusted operating income to net income (loss) for the quarters ended March 31, 2015 and 2014 is presented below:

(in thousands)	Three months ended March 31,
	2015	2014
Segment operating income	$136	$119
Net investment income	1,313	413
Net realized gains	—	39
Other-than-temporary impairment loss	(10)	—
Equity in net loss of investee	(136)	—
Revenues of 1347 Advisors, net of related outside professional and advisory expenses	6,012	—
Adjusted operating income	7,315	571
Corporate operating expenses and other	(3,694)	(2,807)
Interest expense	(1,391)	(1,433)
Amortization of intangible assets	(317)	(414)
Contingent consideration expense	(144)	(267)
Gain on change in fair value of debt	261	563
Loss on disposal of subsidiary	—	(1,242)
Income from disposed subsidiary	—	2,337
Income (loss) from continuing operations before income tax expense	2,030	(2,692)
Income tax expense	22	60
Income (loss) from continuing operations	2,008	(2,752)
Income from discontinued operations, net of taxes	1,426	1,746
Net income (loss)	$3,434	$(1,006)

(1)
Corporate operating expenses and other includes corporate operating expenses, foreign exchange gains (losses), stock-based compensation expense and non-cash expenses related to the consolidation of Kingsway Linked Return of Capital Trust.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2014 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.